Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Scott M. Boruff

Miller Energy Resources, Inc.

Phone: 423-663-9457

Fax: 423-663-9461

Web Site: http://www.millerenergyresources.com

Miller Energy Resources Finalizes Contract to Purchase $115 Million in Oil and Natural Gas Reserves Plus Additional Alaskan Assets

HUNTSVILLE, TN- October 20, 2009 - Miller Petroleum, Inc., dba Miller Energy Resources, (OTC BB: MILL:OB) announced today that it has completed an agreement to purchase the assets of Cook Inlet Energy, LLC including $115 million in oil and natural gas reserves, 600,000 lease acres with potential additional reserves based upon $8.5 million in completed 3D seismic geology, and numerous production facilities valued at almost $200 million for $875,000. The deal is scheduled to close on November 4, 2009.

Miller CEO Scott M. Boruff commented that, “This is the third and largest major acquisition of my short tenure at Miller. It increases our reserves by 30 fold and significantly strengthens our balance sheet for less than one million dollars. We hit it out of the park on this one.” Earlier this year, Miller Energy Resources acquired ETC and KTO making Miller the largest owner operator of oil and natural gas wells in Tennessee.

Boruff added, “Our institutional partners have given us the green light for further acquisitions. This is one of many substantial opportunities that we anticipate closing in the coming months. One of my key initiatives at Miller was to put in place a foundation and structure to identify, evaluate, fund, acquire and efficiently operate oil and natural gas assets and operations. With this announcement we are now seeing a return on that significant investment. With deal flow at an all time high and additional financial partners joining us daily, it is an exciting time at Miller Energy Resources. By the end of the year we anticipate being one of the fastest growing energy companies in the country. Even more exciting are our plans in 2010 to turn our focus on many of the international opportunities under evaluation.”

About Miller Energy Resources

Miller Energy Resources is an oil and natural gas exploration, production and drilling company operating primarily in the heart of Tennessee’s prolific and hydrocarbon-rich Appalachian Basin. Company chairman Deloy Miller has a successful track record spanning more than forty years in this Basin’s oil and gas industry. Since 1967, Miller has drilled or serviced over 5200 wells. This experience has positioned Miller as one of Tennessee’s premier energy companies.

Forward Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Miller Energy Resources believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of sufficient capital to fund its anticipated growth, fluctuations in the prices of oil and gas, the competitive nature of its business environment, its dependence on a limited number of customers, its ability to comply with environmental regulations, changes in government regulations which could adversely impact its business and other factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Miller Energy Resources’ actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward- looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Miller Energy Resources does not assume a duty to update these forward-looking statements.